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                                                                   Exhibit 10.20

         Rescission Agreement dated as of February 6, 1997, by and between TelCom Group USA, Inc. ("TelCom") and Colonial Electric Consulting Corp. ("Colonial").

                                    RECITALS

         WHEREAS, TelCom, in connection with a private placement of Units made to a group of investors in 1994 which included Colonial, heretofore issued one Unit thereof to Colonial consisting of a certain Promissory Note dated October 19, 1994 payable to Colonial's order in the aggregate principal amount of $98,000 (the "Note") and a certain Warrant to purchase 50,000 shares of Telcom's Common Stock, $.01 par value (the "Warrant" which, together with the Note, are hereinafter referred to as the "Unit"); and

         WHEREAS, the Note provided that the Maturity Date1 thereof shall be the earlier of (i) TelCom's consummation of a public or private financing of its equity securities raising net proceeds equal to or greater than the gross proceeds raised in the Offering or (ii) sixteen (16) months from the First Closing Date; and

         WHEREAS, the parties hereto extended the Maturity Date pursuant to Amendment No. 1 to the Note executed in January 1996 to the earlier of (i) TelCom's consummation of a public or private financing of its equity securities raising net proceeds equal to or greater than the gross proceeds raised in the Offering or (ii) twenty two (22) months from the First Closing Date; and

         WHEREAS, the Colonial has refused to grant Telcom's request for a further extension of the Maturity Date, and has agreed, instead, to rescind its purchase of the Unit pursuant to the terms, and subject to the conditions hereinbelow provided; and

         WHEREAS, Telcom is willing to implement such rescission transaction in accordance with such terms, and subject to such conditions,

         NOW, THEREFORE, in consideration of the above premises, TelCom and Colonial agree as follows:

         1. Rescission of Unit Purchase. Telcom and Colonial hereby agree that Colonial's purchase of the Unit is hereby rescinded. In order to implement such rescission, and in consideration therefor, Telcom shall pay the sum of $100,000 to Colonial without any interest as follows: four installments of $25,000 shall be paid to Colonial by check subject to collection, or by wire transfer to an account to be designated by Colonial. Such installments shall be made on the 15th day of each month commencing in February 1997, and continuing through and including May,

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                  Unless otherwise indicated, all capitalized terms used in this
Rescission Agreement shall have the meanings ascribed thereto in the Note.
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1997.

         2. Cancellation of Note and Warrant. Colonial hereby agrees that the Note and the Warrant are hereby canceled, and are no longer enforceable against Telcom.

         3. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. The parties hereto consent to the jurisdiction of the Courts of the State of New York and the United States District Courts situated therein in connection with any action concerning the provisions of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.


                                      TELCOM GROUP USA, INC.



                                      By:______________________________________
                                               Ronald G. Nathan, President


                                      Colonial Electric Consulting Corp.



                                      By:______________________________________
                                               Matthew Ricciardi, President

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